EXHIBIT 3.1

AMENDED CODE OF BY-LAWS
(SECTION AMENDED AND APPROVED JULY 31, 2009

ARTICLE 5

The Board of Directors

5.15 Election Not To Be Governed By Ind. Code Section 23-1-33-6(c): The Corporation shall not be governed by any of the provisions set forth in Section 23-1-33-6(c) of the Act.